Exhibit 99.1

Air Lease Corporation Increases Senior Unsecured Revolving Credit Facility to $6.4 Billion

LOS ANGELES, California, April 29, 2021 – Air Lease Corporation (NYSE: AL) amended and extended its senior unsecured revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent whereby the Company extended the maturity date of the facility from May 5, 2023 to May 5, 2025 and increased the total revolving commitments to approximately $6.4 billion from $6.2 billion, across 50 financial institutions. The senior unsecured revolving credit facility remains priced at LIBOR plus 105 basis points with a 20 basis point facility fee, each subject to adjustments based on changes in the Company’s credit ratings.

“We are pleased to announce the extension of our senior unsecured revolving credit facility by two years to 2025 and upsize of the facility to $6.4 billion, a more than 35% increase since the beginning of 2019,” said Gregory B. Willis, Executive Vice President and Chief Financial Officer of Air Lease Corporation. “The success of this facility is reflective of ALC’s investment grade credit metrics and the strength of our platform, and we appreciate the ongoing support of our lender group. This facility remains a foundational aspect of ALC’s funding strategy providing us with a highly cost efficient and flexible financing tool to drive value for our shareholders.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

ALC is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. ALC routinely posts information that may be important to investors in the “Investors” section of ALC’s website at www.airleasecorp.com. Investors and potential investors are encouraged to consult the ALC website regularly for important information about ALC. The information contained on, or that may be accessed through, ALC’s website is not incorporated by reference into, and is not a part of, this press release.

Investors:	Media:

Mary Liz DePalma	Laura Woeste
Vice President, Investor Relations	Senior Manager, Media and Investor Relations
Email: investors@airleasecorp.com	Email: press@airleasecorp.com

Jason Arnold	Ashley Arnold
Assistant Vice President, Finance	Manager, Media and Investor Relations
Email: investors@airleasecorp.com	Email: press@airleasecorp.com